UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 5, 2017

SYNCHRONOSS TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52049	06-1594540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crossing Boulevard, 8th Floor Bridgewater, New Jersey	08807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 620-3940

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02.                                      Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously disclosed, Synchronoss Technologies, Inc. (the “Company”), together with the Audit Committee of its Board of Directors and with the assistance of accounting and legal advisors, initiated a thorough review of the accounting for certain transactions conducted in the fiscal years ended December 31, 2016 and 2015.  The Company reported on June 13, 2017 that its previously issued financial statements for the fiscal years ended December 31, 2016 and 2015 and the respective quarterly periods should be restated and should no longer be relied upon.

As part of the Company’s ongoing internal accounting review, the Company has now also identified an error concerning the revenue recognition associated with a transaction conducted during 2014.  Similar to certain transactions previously identified in 2015 and 2016, it has been determined that revenue from this 2014 transaction should be netted against the consideration transferred in connection with purchase accounting.  The identified transaction has no impact on cash balances and overall net cash flows for the fiscal year ended December 31, 2014.

On October 5, 2017, the Audit Committee of the Board of Directors of the Company, after consultation with management and discussion with Ernst & Young LLP, the Company’s independent registered public accounting firm, concluded to restate the Company’s previously issued financial statements for the fiscal year ended December 31, 2014 to correct the accounting error and certain other prior period errors.  Accordingly, the Company’s previously issued financial statements for the fiscal year ended December 31, 2014 and the respective quarterly periods should no longer be relied upon.

The Company has not yet completed its accounting review of transactions conducted during 2014, and it is possible that additional errors might be identified.

The Company and its advisors are working expeditiously to complete this review and the Company intends to file its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 and restated financial statements for the fiscal years 2014, 2015 and 2016 as soon as practicable.

Business and Customer Update

The Company notes that during this ongoing review of accounting of certain transactions the Company continues to service its clients, meet the delivery requirements of its contracts and respond to requests for proposals from both existing and new clients. In addition, the ongoing review has had no noticeable impact on the Company’s overall sales pipeline, which remains strong.  The Company continues to successfully convert opportunities from its pipeline into signed deals, and remains focused on pursuing and winning new client accounts. The Company also continues to maintain a strong cash balance, and as of September 30, 2017, had approximately $215 million in cash, cash equivalents and marketable securities.

Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this report, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook” or words of similar meanings.  These statements are based on the Company’s current expectations and beliefs and various assumptions.  There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. Examples of forward-looking statements include, but are not limited to, statements we make regarding the timing of the filing of the Company’s Quarterly Reports on Form 10-Q. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements.  These factors include, but are not limited to, risks associated with fluctuations in the Company’s financial and operating results; the Company’s substantial level of debt and related obligations, including interest payments, covenants and restrictions; uncertainty regarding increased business and renewals from existing customers; disruptions to the implementation of the Company’s strategic priorities and business plan caused by changes in the Company’s senior management team; customer renewal rates and attrition; customer concentration; the Company’s ability to maintain the security and integrity of the Company’s systems; foreign currency exchange rates; the financial and other impact of previous and future acquisitions; competition in the enterprise and mobile solutions markets; the Company’s ability to retain and motivate employees; technological developments; litigation and disputes and the costs related thereto; unanticipated changes in the Company’s effective tax rate; uncertainties surrounding domestic and global economic conditions; other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file

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with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be described in those sections of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, to be filed with the SEC as soon as practicable.  The Company does not undertake any obligation to update any forward-looking statements contained in this report as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2017	SYNCHRONOSS TECHNOLOGIES, INC.

	By:	/s/ Lawrence R. Irving
		Name:	Lawrence R. Irving
		Title:	Chief Financial Officer

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